Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Silvercrest Asset Management Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.01	457(c) and 457(h)	1,500,000	(1)	$15.63	(2)	$23,445,000	(2)	0.0001531	$3,589.43
Total Offering Amounts							$23,445,000	(2)		$3,589.43
Total Fee Offsets(3)										--
Net Fee Due										$3,589.43

(1)

Represents an additional 1,500,000 shares that may be issued under the Silvercrest Asset Management Group Inc. 2012 Equity Incentive Plan, as amended (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)

Determined in accordance with Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of $15.86 and $15.40, respectively, of the Company’s Common Stock reported on the Nasdaq Global Market on June 24, 2025.

(3)	The Registrant does not have any fee offsets.